EXHIBIT 99.1

Greenbacker Renewable Energy Company LLC Acquires Two Operating Solar Facilities, Comprising 7.7 Megawatts of Generating Capacity, in North Palm Springs, California

New York, NY – November 1, 2017 - Greenbacker Renewable Energy Company LLC (“Company”) announced on October 31, 2017 that, through a wholly-owned subsidiary, it acquired all of the outstanding equity of North Palm Springs Investments, LLC (“Golden Horizons Portfolio”) for approximately $7,700,000.   The Golden Horizons Portfolio consists of two operating solar photovoltaic (“PV”) systems comprising 7.7 MW located in North Palm Springs, California. LDK Solar USA, Inc., the seller of the Golden Horizons Portfolio, was represented by FTI Capital Advisors, LLC, a capital markets and banking advisor, in connection with the sale. The projects were placed in service throughout 2011 and sell power to Southern California Edison through a 20-year power purchase agreement (“PPA”) with 14 years currently remaining.

“With the Golden Horizons Portfolio, we add two commercial solar assets with an investment-grade utility off-taker to the Company’s portfolio” said Charles Wheeler, CEO of Greenbacker.  “We continue to execute high quality investments while expanding our pipeline of alternative energy assets throughout the United States.”

With the addition of these solar assets, the Company now owns approximately 158.9 MW of generating capacity comprising 45.5 MW of wind facilities and 113.4 MW of commercial and residential solar facilities.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234